Exhibit 99

Provident New York Bancorp Announces Fiscal 2009 Earnings of $0.67 per Diluted Share, an Increase of 10%

MONTEBELLO, N.Y.--(BUSINESS WIRE)--October 23, 2009--Provident New York Bancorp (NASDAQ-Global Select Market: PBNY), the parent company of Provident Bank, today announced fourth-quarter results for the fiscal year ending Sept. 30, 2009. Net income for the quarter was $5.1 million, or $0.13 per diluted share, compared to net income of $6.5 million, or $0.17 per diluted share for the fourth quarter of fiscal 2008. Net income for the twelve months ended September 30, 2009 was $25.9 million, or $0.67 per diluted share, compared to $23.8 million, or $0.61 per diluted share for the same period in 2008.

President’s Comments

“While fiscal 2009 proved to be a challenging year for the banking industry as a whole, we continued to perform well under the difficult economic and real estate market conditions,” said George Strayton, President and CEO. “Although, earnings increased by 9% to $25.9 million over last year, loan charge offs for the year amounted to $10.7 million or 0.62 percent of average loans and were centered on our small business loan area which we identify as 'community business portfolio.' We continued to control expenses exclusive of an FDIC special assessment and were able to reduce the impact of faster prepayments by monetizing gains on mortgage backed securities, totaling $10.7 million after tax. These actions resulted in a gain in EPS year over year which fortified an already strong capital position. New business opportunities arose as non-bank loan originators exited the market and bank consolidations in our market led consumers to seek new banking relationships with strong stable banks. As a result, our average level of transaction and savings accounts grew $81 million and our loan portfolio excluding residential mortgages grew by $24 million. As we move forward, we are focused on reducing the amount of classified and criticized loans resulting from the business downturn and taking advantage of new business opportunities presented in the market place.”

Overview of Fiscal 2009

The past two years have been a period of contraction for the economy on a global as well as a local level. This economic slowdown has impacted our banking operations and many of our borrowers. While most of our portfolios have held their credit quality, our community business borrowers were the first to reflect the impact of this slowdown. In fiscal 2008 net charge offs in the community business sector were $3.5 million and increased to $6.9 million in fiscal 2009, primarily in the first half of the year. In fiscal 2009, our ADC portfolio began to show deterioration from the continuing contraction in the residential real estate markets. We therefore have increased the allowance for loan losses to reflect the increase in criticized and classified loans. The result is that provisions for loan losses increased from $7.2 million in fiscal 2008 to $17.6 million in fiscal 2009.

The economic decline has caused the Federal Reserve to engage in quantitative easing, as well as decreasing short term interest rates by 450 basis points in the past two fiscal years ending at an unprecedented federal funds target rate of zero to 0.25 percent. This resulted in increases in the fair values in our investment portfolio, but also increased the likelihood of significant prepayments. Management decided to monetize a portion of the appreciation and recorded $18.1 million in gains on sales of securities. The reinvestment of proceeds in shorter term securities, coupled with the impact of the general reduction in short term interest rates, resulted in a decrease in net interest margin from 3.96 percent in fiscal 2008 to 3.81 percent in fiscal 2009 and net interest income therefore declined by $1.5 million from fiscal 2008.

Additionally, conforming fixed rate residential mortgages were sold into the secondary market in 2009 netting $1.0 million in gains on sales of loans and the bank recorded $736,000 in nontaxable proceeds for a BOLI death benefit. Non-interest expense increased $4.7 million over fiscal 2008 levels due to increased levels of FDIC assessments of $3.4 million and increases in pension and medical benefit costs of $1.5 million. This resulted in net income of $25.9 million in fiscal 2009 compared to $23.8 million in fiscal 2008.

Credit Quality key items for the quarter

  Non-accrual loans increased a $1.3 million over June 30, 2009 levels to $21.9 million, but were essentially unchanged from March 31, 2009, while non-performing loans increased from $23.8 million at June 30, 2009 to $26.5 million at September 30, 2009.
  Classified loans (i.e. substandard and doubtful) increased from $44.2 million to $89.4 million during the quarter, primarily due to downgrades in the Acquisition, Development and Construction (“ADC”) portfolio. A loan that is not performing as originally planned requires a credit downgrade despite the fact that payments are still being made and interest is accruing.
  The loan-loss provision for the fourth quarter was $4.5 million, an increase of $1.0 million from the linked quarter and an increase of $2.4 million over the same quarter in fiscal 2008. The provision for the quarter was $2.0 million in excess of net charge-offs.
  Allowance for loan losses totaled $30.1 million, or 1.76 percent of loans outstanding and 114 percent of non-performing loans as of September 30, 2009.

Other Key items for the quarter include:

  Realized gains on sales of securities were $1.6 million for the three months ended September 30, 2009 compared to $10.0 million for the linked quarter ended June 30, 2009.
  Net interest margin on a fully tax-equivalent basis was 3.71 percent for the fourth quarter of fiscal 2009, compared to 3.74 percent for the linked quarter and 4.16 percent for the fourth quarter of fiscal 2008.
  Commercial transaction accounts grew $16.3 million or 7.4 percent over the linked quarter. Total transaction accounts were $844.9 million at September 30, 2009, compared to $614.3 million at June 30, 2009. Municipal tax deposits, which are included in transaction account balances, were $201 million at September 30, 2009.
  The Bank remained well capitalized at September 30, 2009, with total risk-based capital ratio of 13.83 percent and a Tier 1 leverage ratio of 8.64 percent. The Company’s tangible capital ratio as a percent of tangible assets was 9.14 percent compared to 9.55 percent at June 30, 2009.

Credit Quality:

The performance of certain sectors of our loan portfolio, specifically the credit scored Community Business and ADC portfolio, continue to reflect weak real estate conditions. However, we have seen improvement in our community business portfolio as charge offs have abated in recent quarters. There has been no appreciable deterioration in loan quality in our residential mortgage, Commercial and Industrial (“C&I”) and commercial mortgage portfolios. Non performing residential mortgages and commercial mortgages are approximately 1.0 percent of their respective total portfolios. C&I and consumer non- performing loans are both less than 0.5 percent of respective outstandings.

Net charge-offs for the year and for the quarter have been concentrated in the community business portfolio, while credit downgrades are concentrated in the ADC portfolio. Net charge-offs in the community business portfolio were $879,000 on average outstandings of $100.6 million for the fourth quarter and $6.8 million on average outstandings of $104.0 million for the year ended September 30, 2009.

We continue to experience credit downgrades in the ADC portfolio as the extended period of reduced activity has stressed the liquidity resources of many borrowers, even though many continue to make current interest payments. Largely driven by downgrades in this portfolio, substandard loans, which include all non-performing loans, grew to $89.4 million ($46.1 million is related to ADC loans) at September 30, 2009 from $44.2 million as of June 30, 2009. The greater growth in the substandard category as compared to the more modest growth in nonperforming loans is primarily caused by our downgrades in the ADC portfolio although many borrowers continue to pay interest on a current basis.

All significant loans classified substandard or special mention are reviewed for impairment, under applicable accounting and regulatory standards. Specific reserves for impairment were $3.0 million at September 30, 2008, $5.9 million at June 30, 2009 and $6.4 million at September 30, 2009. These reserves are included in the balance of the allowance for loan losses of $30.1 million at September 30, 2009.

Provident has $674,000 in addition to non accrual loans classified as Troubled Debt Restructures (“TDRs”) as of September 30, 2009.

The table below outlines non-performing loans at September 30, 2009, by category with the related weighted loan to value ratios and specific reserves against such loans:

				WLTV after
	Book		Specific	Specific
Loans with Specific Reserves	Value	WLTV*	Reserve	Reserve
ADC	$7,124,121	83%	$1,353,209	65%
Commercial mortgage	1,872,690	69	373,820	56
Residential mortgage	2,856,538	88	741,246	75

Loans with out Specific Reserves
ADC	4,207,255	86	-	86
Commercial mortgage	4,227,333	70	-	70
Residential Mortgage	5,016,366	72	-	72
Total Mortgage secured	25,304,303	79	2,468,275	71

Loans not Mortgage Secured
Loans with specific reserves	230,645		51,721
Loans without specific reserves	934,152		-
Total non-performing loans	26,469,100		2,519,996
General reserves			27,530,004
Troubled Debt Restructures	673,731
Total allowance for loan losses			$30,050,000
ORE balance	1,712,237
Total non-performing assets	$28,855,068

*Weighted average LTV is the gross loan value plus negative escrows (before specific reserves) divided by current appraised value of the collateral securing the loan.

The following table reflects activity in millions on our ADC portfolio for fiscal 2009:

ADC Loan Portfolio as of October 1, 2008	$171
New Loans Advanced	37
Seasoned Loans Advanced	30
Total Advanced	67
Charge-offs	2
New Loan Payments	1
Seasoned Loan Payments	41
ADC Loan Portfolio as of September 30, 2009	$194

Net Interest Income and Margin

Fourth quarter fiscal 2009 compared with fourth quarter fiscal 2008

Net interest income was $22.5 million for the fourth quarter of fiscal 2009, a $3.1 million decrease from the same quarter of fiscal 2008. The net interest margin on a tax-equivalent basis was 3.71 percent for the fourth quarter of fiscal 2009, compared to 4.16 percent for same period a year ago. The year-over-year comparison reflects the impact of the cuts in the federal funds target rate totaling 175 basis points. The Company executed on its planned sale program, starting in February 2009, of approximately $350 million in mortgage backed securities with a book yield of 5.15 percent and an average life of 4.1 years, which were reinvested in securities having a yield of 3.34 percent and an average life of 3.2 years. The tax-equivalent yield on investments decreased 132 basis points compared to the same quarter in 2008. As a result, the yield on interest-earning assets declined 94 basis points. For the same period, the cost of interest-bearing deposits decreased 70 basis points to 0.84 percent, and the cost of borrowings increased 45 basis points to 3.92 percent, reflecting the carry cost of term borrowings outstanding and repayment of short-term borrowings.

Fourth quarter fiscal 2009 compared with linked quarter ended June 30, 2009

Net interest income for the quarter ended September 30, 2009, decreased $263,000 from the quarter ended June 30, 2009. The tax-equivalent net interest margin decreased 3 basis points from 3.74 percent for the same period. During the quarter the Bank sold $83.3 million in securities and purchased $250.4 million. The overall yield of the investment portfolio declined 83 basis points during the fourth quarter. Further, proceeds from normal principal payments have been kept liquid at the Federal Reserve, earning 25 basis points on an average balance of $42.0 million. While this decision significantly enhanced the liquidity position of the Bank, the low yield received had an 8 basis point negative impact on the net interest margin.

Noninterest Income

Fourth quarter fiscal 2009 compared with fourth quarter fiscal 2008

Noninterest income totaled $7.8 million for the fiscal fourth quarter, an increase of $2.5 million from $5.3 million in the fourth quarter of fiscal 2008. The increase was due to gains of $1.6 million resulting from the Company’s decision to realize a portion of the recent appreciation in its securities portfolio, monetizing other comprehensive income and reducing prepayment risk. Other factors contributing to the increase were gains on the sale of $9.2 million of loans of $215,000, and $736,000 received on the payment of a death claim from Bank Owned Life Insurance during the fourth quarter. The Bank has been selling current conforming fixed rate residential mortgage loan originations in the secondary market to control interest rate risk. Fee income was relatively unchanged in the fourth quarter.

Fourth quarter fiscal 2009 compared with linked quarter ended June 30, 2009

Noninterest income decreased on a linked-quarter basis, due to high levels of securities gains realized, partially offset by a death payment received from Bank Owned Life Insurance and gains on the sales of loans.

Noninterest Expense

Fourth quarter fiscal 2009 compared with fourth quarter fiscal 2008

The Company remained focused on controlling operating expenses, and as a result, non interest expense remained relatively unchanged decreasing $140,000 when compared to the fourth quarter fiscal 2008.

Fourth quarter fiscal 2009 compared with linked quarter ended June 30, 2009

On a quarter-to-quarter basis, non-interest expense decreased due to the expenses related to FDIC special assessments recognized in the third quarter.

Income Taxes

The Company’s effective tax rate was 28.2 percent for fiscal 2009 and 29.4 percent for fiscal 2008. For the linked quarter ended June 30, 2009, the Company’s effective tax rate was 31.0 percent.

Key Balance Sheet Changes at September 30, 2009 compared to September 30, 2008

  Net loan balances decreased year over year by $35.2 million. While loan demand is softer than a year ago due to the economic slowdown, commercial loan originations during the year were $342 million. Residential originations were $76.8 million, essentially flat over 2008 levels. Fixed rate conforming residential loan sales into the secondary market totaled $44.1 million during 2009, as the Company mitigated interest rate exposure. Gross loans totaled $1.70 billion, compared to $1.73 billion compared to September 30, 2008.
  Securities increased $42.5 million to $877.2 million, as the Company repositioned its investment portfolio during 2009.
  Borrowings decreased $83.9 million to $482.1 million as the increase in deposits, at lower rates, made it beneficial to reduce borrowings.

  Commercial transaction accounts continued to grow, up $32.8 million over the prior year. Period-end total deposits increased $93.1 million from September 30, 2008. Municipal transaction account balances due to seasonal tax collections were $242 million and $201 million at September 30, 2008 and 2009 respectively. Money market accounts increased $78.1 million to $384.6 million as municipalities left additional funds on deposit that historically would have been competitively bid on a term basis as certificates of deposits.

Capital and Liquidity

Provident Bank remained well-capitalized with excellent liquidity in the fourth quarter, as it continued to build capital during fiscal 2009, with the Bank’s Tier 1 leverage ratio at 8.64 percent. The Company’s tangible capital as a percent of tangible assets increased to 9.14 percent as of September 30, 2009, while its tangible book value improved to $6.60 from $5.78 at September 30, 2008. Total capital increased $28.3 million from September 30, 2008, to $427.5 million at September 30, 2009, due to a $14.5 million increase in the Company’s retained earnings and a $12.1 million improvement in accumulated other comprehensive income, after realizing securities gains in the fiscal year of $18.1 million. The Company repurchased 86,860 common shares, at a cost of $804,000 during the quarter.

The Bank continued to focus on increasing its liquidity, and strengthening its balance sheet, which resulted in a compression in net interest margin in the quarter. As of September 30, 2009, the Bank maintained $41.3 million in cash at the Federal Reserve Bank compared to $6.7 million at September 30, 2008 for enhanced liquidity purposes. Further, the Bank has no outstanding overnight borrowings under its $200 million line of credit facility with the Federal Home Loan Bank. The Company’s high-quality available for sale investment portfolio consists primarily of securities issued by U.S. Government Sponsored Agencies and general obligations of municipalities and provides an additional source of liquidity.

Additional Information

  The sharp rise in FDIC insurance premiums during the year has added $3.4 million to the Company’s noninterest expense during fiscal 2009. The FDIC approved a new plan on May 22, 2009, which imposed a special assessment on insured banks of 5 basis points of total assets, in addition to regular insurance premiums. This special assessment is reflected fully upon the books of the Company as of September 30, 2009.
  The Company holds $364.6 million in mortgage backed securities issued by FHLMC and FNMA. It also holds private label CMO pass through securities having a fair value of $10.4 million and an amortized cost basis of $11.2 million all of which were performing at September 30, 2009.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 33 branches that serve the Hudson Valley region and Bergen County, New Jersey. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending completion of the annual audit of the Company’s financial statements and the filing of its fiscal 2009 Annual Report on Form 10-K with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, the Company’s auditors currently are reviewing the Company’s testing of the carrying amount of goodwill on its financial statements in view of the relationship between the Company’s book value per share and the market price of its common stock at the end of the fiscal year. Moreover, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-K to be reflected in the results of fiscal 2009, even though the new information was received by management in fiscal 2010 subsequent to the date of this release.

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

	September 30,	September 30,
	2009	2008
Assets:
Cash and due from banks	$160,408	$125,810
Total securities	877,197	834,701
Loans held for sale	1,213	189
Loans:
One- to four-family residential mortgage loans	460,728	513,381
Commercial real estate, commercial business	797,179	798,453
Acquisition, development and construction loans	193,828	170,979
Consumer loans	251,522	248,740
Total loans, gross	1,703,257	1,731,553
Allowance for loan losses	(30,050)	(23,101)
Total loans, net	1,673,207	1,708,452
Federal Home Loan Bank stock, at cost	23,177	28,675
Premises and equipment, net	40,692	36,716
Goodwill	160,861	160,861
Other amortizable intangibles	5,489	7,674
Bank owned life insurance	49,611	47,650
Other assets	30,038	33,643
Total assets	$3,021,893	$2,984,371
Liabilities:
Deposits
Retail	$169,122	$162,161
Commercial	236,516	203,682
Municipal	86,596	122,047
Personal NOW deposits	127,595	115,442
Business NOW deposits	36,972	20,881
Municipal NOW deposits	188,074	196,581
Total transaction accounts	844,875	820,794
Savings	357,814	335,986
Money market deposits	384,632	306,504
Certificates of deposit	494,961	525,913
Total deposits	2,082,282	1,989,197
Borrowings	430,628	566,008
Borrowings Senior Note	51,494	-
Mortgage escrow funds and other	30,033	30,008
Total liabilities	2,594,437	2,585,213
Stockholders’ equity	427,456	399,158
Total liabilities and stockholders’ equity	$3,021,893	$2,984,371

Shares of common stock outstanding at period end	39,547,207	39,815,213
Book value per share	$10.81	$10.03

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)
			Quarter
	Quarter Ended		Ended	Twelve Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Interest and dividend income:
Loans and loan fees	$23,615	$26,532	$23,848	$97,149	$107,633
Securities taxable	4,666	7,889	5,460	25,552	31,947
Securities non-taxable	1,841	1,767	1,915	7,520	6,832
Other earning assets	360	518	428	1,369	2,570
	30,482	36,706	31,651	131,590	148,982
Interest expense:
Deposits	3,190	5,449	4,104	18,375	28,344
Borrowings	4,829	5,720	4,821	19,345	25,298
Total interest expense	8,019	11,169	8,925	37,720	53,642
Net interest income	22,463	25,537	22,726	93,870	95,340
Provision for loan losses	4,500	2,100	3,500	17,600	7,200
Net interest income after provision for loan losses	17,963	23,437	19,226	76,270	88,140

Non-interest income:
Deposit fees and service charges	3,137	3,246	3,083	12,393	12,429
Net gain on sales of securities	1,630	-	10,023	18,076	983
Title insurance fees	337	300	254	1,005	919
Bank owned life insurance	1,248	515	502	2,755	1,832
Gain on sale of premises and equipment	-	-	-	517	-
Gain on sale of loans	215	-	450	961	-
Investment management fees	747	770	622	2,576	3,012
Other	490	475	321	1,670	1,867
Total non-interest income	7,804	5,306	15,255	39,953	21,042

Non-interest expense:
Compensation and benefits	9,894	10,109	10,058	39,520	37,045
Stock-based compensation plans	621	916	639	2,942	3,809
Occupancy and office operations	3,195	3,125	3,310	12,802	12,434
Advertising and promotion	629	710	614	3,093	3,338
Professional fees	720	751	788	3,090	3,339
Data and check processing	563	638	558	2,284	2,551
Amortization of intangible assets	513	611	531	2,185	2,599
FDIC insurance and regulatory assessments	752	234	2,305	4,257	875
ATM/debit card expense	563	524	564	2,115	1,936
Other	1,909	1,881	2,150	7,899	7,574
Total non-interest expense	19,359	19,499	21,517	80,187	75,500

Income before income tax expense	6,408	9,244	12,964	36,036	33,682
Income tax expense	1,332	2,749	4,014	10,175	9,904
Net income	$5,076	$6,495	$8,950	$25,861	$23,778

Per common share:
Basic earnings	$0.13	$0.17	$0.23	$0.67	$0.61
Diluted earnings	0.13	0.17	0.23	0.67	0.61
Dividends declared	0.06	0.06	0.06	0.24	0.24
Weighted average common shares:
Basic	38,405,947	38,589,361	38,536,716	38,537,881	38,907,372
Diluted	38,532,411	38,893,860	38,683,135	38,705,837	39,226,641

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
End of Period
Total assets	$3,021,893	$2,824,356	$2,954,701	$2,921,551	$2,984,371
Loans, gross (1)	1,703,257	1,714,429	1,735,507	1,746,605	1,731,553
Securities available for sale	832,583	689,286	739,595	795,017	791,688
Securities held to maturity	44,614	42,790	50,630	50,561	43,013
Bank owned life insurance	49,611	49,106	48,654	48,163	47,650
Goodwill	160,861	160,861	160,861	160,861	160,861
Other amortizable intangibles	5,489	6,002	6,533	7,090	8,329
Other non-earning assets	70,730	68,735	72,843	66,072	67,318
Deposits	2,082,282	1,872,983	2,008,766	1,898,142	1,989,197
Borrowings	482,122	488,228	490,139	566,519	566,008
Equity	427,456	420,775	421,406	416,998	399,158
Other comprehensive income / (loss) (SFAS 115),
reflected in stockholders' equity	9,502	1,531	6,977	6,597	(5,892)
Average Balances
Total assets	$2,837,511	$2,875,999	$2,961,719	$2,907,948	$2,867,613
Loans, gross:
Real estate- residential mortgage	465,472	484,276	504,406	510,386	513,016
Real estate- commercial mortgage	548,195	547,846	551,011	553,483	552,930
Real estate- Acquisition, Development & Construction	191,826	190,875	185,911	176,135	159,698
Commercial and industrial	246,590	245,375	248,047	246,913	244,537
Consumer loans	252,667	254,475	254,216	249,738	241,776
Loans total (1)	1,704,750	1,722,847	1,743,591	1,736,655	1,711,957
Securities (taxable)	576,363	520,948	623,470	647,414	629,322
Securities (non-taxable)	192,733	196,385	197,786	189,316	183,115
Total earning assets	2,511,431	2,549,237	2,632,350	2,582,405	2,535,187
Non earning assets	326,080	326,762	329,369	325,543	332,426
Non-interest bearing checking	402,643	373,252	365,971	380,021	379,679
Interest bearing NOW accounts	228,761	227,039	241,190	231,807	198,621
Total transaction accounts	631,404	600,291	607,161	611,828	578,300
Savings (including mortgage escrow funds)	386,943	378,263	352,199	347,826	371,499
Money market deposits	394,718	394,628	405,221	304,346	302,205
Certificates of deposit	494,530	575,713	646,527	595,595	539,269
Total deposits and mortgage escrow	1,907,595	1,948,895	2,011,108	1,859,595	1,791,273
Total interest bearing deposits	1,504,952	1,575,643	1,645,137	1,479,574	1,411,594
Borrowings	488,443	488,846	511,340	628,988	655,281
Equity	423,361	421,529	417,652	401,104	402,314
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$30,482	$31,651	$33,586	$35,871	$36,706
Tax equivalent adjustment*	991	1,031	1,029	998	951
Interest expense	8,019	8,925	9,951	10,825	11,169
Net interest income (tax equivalent)	23,454	23,757	24,664	26,044	26,488
Provision for loan losses	4,500	3,500	7,100	2,500	2,100
Net interest income after provision for loan
losses	18,954	20,257	17,564	23,544	24,388
Non-interest income	7,804	15,255	11,123	5,771	5,306
Non-interest expense	19,359	21,517	20,076	19,235	19,499
Income before income tax expense	7,399	13,995	8,611	10,080	10,195
Income tax expense (tax equivalent)*	2,323	5,045	3,067	3,789	3,700
Net income	$5,076	$8,950	$5,544	$6,291	$6,495
(1) Does not reflect allowance for loan losses of $30,050, $28,027, $26,437, $23,645 and $23,101
* Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	09/30/09	06/30/09	03/31/09	12/31/08	09/30/08
Performance Ratios (annualized)
Return on Average Assets	0.71%	1.25%	0.76%	0.86%	0.90%
Return on Average Equity	4.76%	8.52%	5.38%	6.22%	6.42%
Non-Interest Income to Average Assets	1.09%	2.13%	1.52%	0.79%	0.74%
Non-Interest Expense to Average Assets	2.71%	3.00%	2.75%	2.62%	2.71%
Operating Efficiency Adjusted (2)	63.59%	71.73%	65.7%	60.2%	59.4%
Analysis of Net Interest Income
Yield on:
Loans	5.59%	5.64%	5.63%	5.98%	6.25%
Investment Securities- Tax Equivalent	3.87%	4.70%	5.17%	5.09%	5.19%
Earning Assets- Tax Equivalent	4.97%	5.14%	5.33%	5.66%	5.91%
Cost of:
Interest Bearing Deposits	0.84%	1.04%	1.30%	1.56%	1.54%
Borrowings	3.92%	3.96%	3.71%	3.17%	3.47%
Interest Bearing Liabilities	1.60%	1.73%	1.87%	2.04%	2.15%
Net Interest Tax Equivalent:
Net Interest Rate Spread- Tax Equivalent Basis	3.38%	3.41%	3.46%	3.63%	3.76%
Net Interest Margin- Tax Equivalent Basis	3.71%	3.74%	3.80%	4.00%	4.16%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.64%	9.04%	8.49%	8.32%	8.01%
Tier 1 Risk-Based Capital- Bank Only	246,339	240,392	235,902	229,395	226,053
Total Risk-Based Capital- Bank Only	270,807	264,076	259,686	253,040	249,154
Tangible Capital Consolidated	261,106	253,912	254,012	249,047	229,968
Tangible Capital as a % of Tangible
Assets Consolidated	9.14%	9.55%	9.11%	9.04%	8.17%
Shares Outstanding	39,547,207	39,613,454	39,876,754	39,832,857	39,815,213
Shares Repurchased during qrtr(open market)	86,860	315,650	-	13,301	34,122
Basic weighted common shares outstanding	38,405,947	38,536,716	38,627,212	38,583,580	38,589,361
Diluted common shares outstanding	38,532,411	38,683,135	38,811,114	38,818,569	38,893,860
Per Common Share:
Basic Earnings	$0.13	0.23	$0.14	$0.16	$0.17
Diluted Earnings	0.13	0.23	0.14	0.16	0.17
Dividends Paid	0.06	0.06	0.06	0.06	0.06
Book Value	10.81	10.62	10.57	10.47	10.03
Tangible Book Value	6.60	6.41	6.37	6.25	5.78
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$21,909	20,600	$21,567	$13,486	$13,589
Non-performing loans (NPLs): still accruing	4,560	3,180	4,861	4,561	3,289
Troubled Debt Restructures	674	1,199	0	0	0
Non-performing assets (NPAs)	28,855	26,566	28,202	19,821	16,962
Net Charge-offs	2,477	1,910	4,308	1,957	1,001
Net Charge-offs as %
of average loans (annualized)	0.58%	0.44%	0.99%	0.45%	0.23%
NPLs as % of total loans	1.55%	1.39%	1.52%	1.03%	0.97%
NPAs as % of total assets	0.95%	0.90%	0.95%	0.68%	0.57%
Allowance for loan losses as % of NPLs	114%	118%	100%	131%	137%
Allowance for loan losses as % of total loans	1.76%	1.63%	1.52%	1.35%	1.33%

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most financial institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from noninterest income). We follow these practices.

CONTACT:
Provident Bank
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845-369-8040